UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                           SEC File Number: 000-29485


(Check One)       [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q [ ] Form N-SAR

                  For Period Ended: December 31, 2003

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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PART I - REGISTRANT INFORMATION

Peak Entertainment Holdings, Inc.
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Full Name of Registrant

Palladium Communications Inc.
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Former Name if Applicable

Bagshaw Hall, Bagshaw Hill
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Address of Principal Executive Office (Street and Number)

Bakewell, Derbyshire, UK DE45 1DL
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a)   The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
[X] | (b)   The subject annual report, semi-annual report, transition report on
    |       Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
    |       portion thereof, will be filed on or before the fifteenth calendar
    |       day following the prescribed due date; or the subject quarterly
    |       report or transition report on Form 10-Q, or portion thereof, will
    |       be filed on or before the fifth calendar day following the
    |       prescribed due date; and
[_] | (c)   The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company needs additional time to finalize its financial statements in order to insure accurate reporting of its financial condition and results of operations for the year ended December 31, 2003, as well as to complete a review of its Form 10-KSB by its accountants and attorneys. The Company undertakes the responsibility to file such annual report no later than fifteen days after its original date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Wilfred Shorrocks             44 1629                   814555
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           (Name)                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                [_] Yes [X] No

    The Company has not timely filed a transition report on Form 10-KSB for the transition period July 1, 2002 through December 31, 2002.

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [_] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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Peak Entertainment Holdings, Inc.
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: March 31, 2004                   By: /s/ Nicola Yeomans
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                                          Nicola Yeomans
                                          Vice President and
                                          Principal Financial Officer